SECURITIES AND EXCHANGE COMMISSION

                       Washington D.C. 20549




                             FORM 8-K


                          CURRENT REPORT

              Pursuant to Section 13 or 15(d) of the
                  Securities Exchange Act of 1934



   Date of Report (date of earliest event reported) May 15, 1995
                               ------------


                        CENTRAL CORPORATION
                   -------------------
        ((Exact name of registrant as specified in charter)


Louisiana               0-10915               72-0921566
__________________________________________________________
(State or other       (Commission          (IRS Employer
jurisdiction of       File Number)     Identification No.)
incorporation)


            300 DeSiard Street, Monroe, Louisiana 71201
       -------------------------------------------
    (Address of principal executive offices) (Zip Code)


                    (318) 362-8500
    ---------------------------------------------------
    (Registrant's telephone number, including area code)



(Former name or former address,
if changed since last report)   Not applicable
                                --------------

ITEM 5.  OTHER EVENTS


    On May 15, 1995, the Boards of Directors of Central Corporation (Central) and First Commerce Corporation (FCC), headquartered in
New Orleans, entered into an agreement and plan of merger to merge the two firms.

    Under the terms of the agreement, Central shareholders would receive 6,792,453 shares of common stock of FCC, or 1.67 shares of FCC for each share of Central stock. Based on FCC's closing price of $28 1/8 per share on May 12, 1995, the total value of the proposed transaction is approximately $191 million. It is anticipated that the merger will be completed by year-end. Consummation of the merger is conditioned upon, among other things, approval of the shareholders of both Central and FCC, necessary regulatory approvals, and the qualification of the merger for pooling-of-interests accounting treatment under generally accepted accounting principles.

    The FCC common shares will be newly issued shares which will be offered pursuant to a proxy statement/prospectus which will be sent to the shareholders of Central and FCC in the near future. After the merger, the former Central shareholders will collectively hold approximately 18% of the outstanding shares of FCC.

    It is anticipated that after the merger, Central Bank will continue to operate as a separate legal entity under its current bank charter. Central's current management will continue to manage Central Bank following the merger with employment contracts in place for President James Altick, and Executive Vice Presidents Cary Davis, Willis McGhinnis, Thomas Nicholson, and Edmond Pennington. In addition, four of Central's current directors, Tom Scott, Saul Mintz, Robert Cudd, III, and Hugh McDonald, Jr., will be named to the FCC board of directors.


                            SIGNATURES

    Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized, in the City of Monroe, State of Louisiana on May 25, 1995.

                                  CENTRAL CORPORATION


                                  /s/ Larry Beach
                                  ------------------------
                                  Larry Beach
                                  Controller